EXHIBIT 5

[Cleary, Gottlieb, Steen & Hamilton Letterhead]

September 3, 2004

United Technologies Corporation

One Financial Plaza

Hartford, Connecticut 06103

Ladies and Gentlemen:

We have acted as special counsel to United Technologies Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) unsubordinated debt securities (which may be convertible into shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”)) (the “Debt Securities”), (ii) warrants to purchase Debt Securities (the “Debt Warrants”), (iii) warrants, the value of which is related to the value of various currencies (the “Currency Warrants”), (iv) warrants, the value of which is related to various stock or other indices (the “Stock-Index Warrants”) and (v) Common Stock. The Debt Warrants, Currency Warrants and Stock-Index Warrants are referred to herein collectively as the “Warrant Securities,” and the Debt Securities, the Warrant Securities and the Common Stock are referred to herein collectively as the “Offered Securities.” The Offered Securities being registered under the Registration Statement, together with securities registered under a previously filed registration statement (Registration No. 333-60276), will have an aggregate initial offering price of up to $2,000,000,000 or the equivalent thereof in foreign currencies or composite currencies and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities are to be issued under an amended and restated indenture dated as of May 1, 2001 (the “Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”). The Debt Warrants are to be issued from time to time under one or more debt warrant agreements (each a “Debt Warrant Agreement”), the Currency Warrants are to be

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issued from time to time under one or more currency warrant agreements (each a “Currency Warrant Agreement”) and the Stock-Index Warrants are to be issued from time to time under one or more stock-index warrant agreements (each a “Stock-Index Warrant Agreement” and, together with the Debt Warrant Agreements and the Currency Warrant Agreements, the “Warrant Agreements”), each to be entered into by the Company and one or more institutions, as warrant agents (each a “Warrant Agent”), each as identified in the applicable Warrant Agreement.

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

With regard to the Indenture, we draw your attention to the fact that the Trust Indenture Reform Act of 1990 (the “Trust Indenture Reform Act”) became law on November 15, 1990. The Trust Indenture Reform Act provides, among other things, that outstanding indentures such as the Indenture shall be deemed to be amended and certain provisions thereof superseded. Our opinions are given on the basis that the Indenture has been so amended and certain of its provisions so superseded, as contemplated by the Trust Indenture Reform Act, and the term “Indenture,” as hereinafter used, shall mean the Indenture as so amended and superseded.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2. The execution and delivery of the Indenture have been duly authorized by all necessary corporate action of the Company, and the Indenture has been duly executed and delivered by the Company, and qualified under the Trust Indenture Act of 1939, as amended, and is a valid, binding and enforceable agreement of the Company.

3. The execution and delivery of the Debt Securities to be issued under the Indenture have been duly authorized by all necessary corporate action of the Company, and the Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

4. The execution and delivery of the Warrant Securities have been duly authorized by all necessary corporate action of the Company, and the Warrant Securities will be the valid, binding and enforceable obligations of the Company.

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5. The execution and delivery of the Warrant Agreements have been duly authorized by all necessary corporate action of the Company, and the Warrant Agreements will constitute valid, binding and enforceable obligations of the Company.

6. The Common Stock has been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

7. The holders of outstanding shares of capital stock of the Company are not entitled to any preemptive rights under the Certificate of Incorporation or By-Laws of the Company or the law of the State of Delaware to subscribe for the Offered Securities or the shares of Common Stock that may be issuable upon the conversion thereof.

Insofar as the foregoing opinions relate to the valid existence and good standing of the Company, they are based solely on a certificate of good standing received from the Secretary of State of the State of Delaware and on a telephonic confirmation from such Secretary of State. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to issuance of the Offered Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinion expressed in paragraph 3 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

In rendering the opinions expressed in numbered paragraphs 3, 4, 5 and 6 above, we have further assumed that (i) all Offered Securities will be issued and sold in compliance with applicable law; (ii) the Offered Securities will be sold and delivered to, and paid for by, the purchasers at the price and in accordance with the terms of an agreement or agreements duly authorized and validly executed and delivered by the parties thereto; (iii) the Company will authorize the offering and issuance of the Offered Securities and will authorize, approve and establish the final terms and conditions thereof and of any applicable Warrant Agreement and will take any other appropriate additional corporate action; and (iv) certificates, if required, representing the Offered Securities will be duly executed and delivered and, to the extent required by the applicable Indenture or Warrant Agreement, duly authenticated and countersigned.

We note that by statute the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

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There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of the Securities” as counsel for the Company who have passed on the validity of the Debt Securities, Debt Warrants, Currency Warrants, Stock-Index Warrants and Common Stock being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By	/S/ SANDRA L. FLOW
Sandra L. Flow, a Partner